EXHIBIT 99.1

PRESS RELEASE

PRO-DEX, INC RECEIVES NASDAQ LETTER

Irvine, California, September 24, 2008 -- Pro-Dex, Inc. (the "Company") (Nasdaq Capital Markets: PDEX) today announced it has received a Nasdaq Staff Deficiency Letter on September 23, 2008 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The letter gives the Company notice that the Company's bid price of its common stock has closed under $1.00 for the last 30 business days.

Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided an initial period of 180 calendar days, or until March 23, 2009, to regain compliance. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 4310(c)(4) if at any time before March 23, 2009, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, although the letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If the Company cannot demonstrate compliance with Rule 4310(c)(4) by March 23, 2009, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notice that the Company's securities will be delisted. At that time, the Company may appeal the Nasdaq staff's determination to delist its securities to a Listing Qualifications Panel.

[end of press release]

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